UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

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On April 17, 2017, Endurance International Group Holdings, Inc. filed a Current Report on Form 8-K including the following disclosure:

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Endurance International Group Holdings, Inc. (the “Company”) has announced that, on April 12, 2017, its Board of Directors and its Chief Executive Officer Hari Ravichandran adopted a CEO transition plan. Mr. Ravichandran will remain CEO and serve as a Board member while the Company conducts a search to identify his successor.

The Board and Mr. Ravichandran have been engaged in a dialogue over an extended period of time about an eventual transition of his leadership. Given the significant expansion of the business, the substantial focus on free cash flow generation and risk management, and the previously disclosed SEC investigation regarding non-GAAP metrics, the Board decided, and Mr. Ravichandran agreed, to accelerate the succession planning. The Board has retained Heidrick & Struggles, an international executive search firm, to assist with the search process for a new CEO with a breadth of experience growing complex organizations.

In connection with this transition plan, the Company and Mr. Ravichandran have entered into an agreement confirming that, subject to his execution of a general release of claims, he will be entitled, under his existing Employment Agreement dated as of September 20, 2013, as amended on October 11, 2013 and September 18, 2015, to the following benefits upon conclusion of the planned transition:

•	continued payment of his base salary for a period of 24 months;

•	a lump sum payment in an amount that, after applicable taxes, is equal to the monthly COBRA premium that Mr. Ravichandran would be required to pay to continue group health insurance coverage for a period of 18 months.

During the transition period, Mr. Ravichandran will continue to be paid his existing base salary and his equity awards will continue to vest and be exercisable in accordance with their existing terms.

In addition, the agreement extends by one year the period in which Mr. Ravichandran may exercise vested stock options. The agreement also confirms that, in accordance with his existing Employment Agreement, Mr. Ravichandran will resign as a member of the Company’s Board of Directors when he ceases to serve as CEO.

A copy of the agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the CEO transition plan. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained herein that are not historical facts, and statements identified by words such as “expects,” “intends,” “will,” “may,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation: our ability to identify, attract, engage and transition to a new CEO; that we may be unable to successfully enhance the customer product and service experience and improve customer satisfaction and retention through operational and infrastructure improvements; that we may encounter difficulties or delays in our efforts to build brand awareness of our key brands; that we may be unable to drive revenue growth by increasing ARPS through cross-selling and other product-related initiatives; that we may continue to experience decreases in our subscriber base; an adverse impact on our business from litigation or regulatory proceedings; an adverse impact on our business from our substantial indebtedness and the cost of servicing our debt; the rate of growth of the Small and Medium Business (“SMB”) market for our solutions; that we may be unable to increase sales to our existing subscribers, or retain our existing subscribers; system or Internet failures; that we may be unable to maintain or improve our competitive position or market share; and other risks set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 24, 2017 and other reports we file with the SEC. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.